UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 8, 2007
MYLAN LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of Incorporation)	1-9114 (Commission File Number)	25-1211621 (I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 8, 2007, Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), announced the consummation of the acquisition of a controlling stake in Matrix Laboratories Limited (“Matrix”), as discussed in Item 2.01 below. Also on January 8, 2007, the Company and Prasad Nimmagadda, Matrix’s former Executive Chairman and current Non-Executive Vice Chairman (“Mr. Prasad”), entered into an Executive Employment Agreement (the “Employment Agreement”) and a Transition and Succession Agreement (the “Transition and Succession Agreement”) in connection with Mr. Prasad’s employment as an officer of the Company, as well as an Indemnification Agreement (the “Indemnification Agreement”) with respect to his service on the Company’s Board of Directors.
     Employment Agreement
     Pursuant to the terms of the Employment Agreement, Mr. Prasad serves as the Company’s Head of Global Strategies in the office of the CEO. The agreement has an initial term of three years and may be extended or renewed upon mutual agreement of the parties.
     Pursuant to the agreement, Mr. Prasad is entitled to an annual base salary of $750,000, and will be eligible for a discretionary annual bonus equal to 100% of base salary. In addition, Mr. Prasad was granted stock options to purchase 200,000 shares of the Company’s common stock, which options vest ratably over three years, provided that Mr. Prasad remains employed by the Company on each vesting date.
     Upon Mr. Prasad’s termination of employment without “cause”, for “good reason” (each as defined in the Employment Agreement), or by reason of death or disability, Mr. Prasad will be entitled to receive, in addition to his accrued benefits, a lump sum equal to two times (one times, in the event of Mr. Prasad’s termination for good reason) the sum of (a) his then-current minimum annual base salary plus (b) the higher of (i) the average of the annual bonuses paid to Mr. Prasad in the three fiscal years (or fewer, if applicable) prior to his separation from the Company; or (ii) the annual bonus applicable for the prior fiscal year. Amounts payable upon death or incapacity will be reduced by other disability or death benefits that Mr. Prasad or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company. Mr. Prasad will also be entitled to continuation of employee benefits for a period of two years following termination of employment with the Company (one year following termination of employment for good reason). In addition, the options referred to above will vest in full upon Mr. Prasad’s termination of employment without cause or for good reason, or if the Employment Agreement is not renewed. During the term of the Employment Agreement and for a period of two years following termination of employment for any reason, Mr. Prasad may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

     Transition and Succession Agreement
     Mr. Prasad’s Transition and Succession Agreement governs the terms of his employment commencing on the occurrence of a “change of control” (as defined in the Transition and Succession Agreement), and continues for the two year period following which a change of control occurs (as defined in the Transition and Succession Agreement).
     The agreement provides that upon a termination without “cause” or for “good reason” or by reason of Mr. Prasad’s death or disability (each as defined in the Transition and Succession Agreement), the Company shall pay to Mr. Prasad a lump sum in cash equal to three times the sum of: (i) Mr. Prasad’s then-current annual base salary, plus (ii) an amount equal to the highest bonus determined under the Employment Agreement or paid to the Mr. Prasad under the Transition and Succession Agreement (in the case of Mr. Prasad’s death or disability, reduced by any disability or death benefits that Mr. Prasad or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company). Mr. Prasad also will be entitled to continuation of employee benefits for a period of three years following termination of employment with the Company.
     Indemnification Agreement
     The Indemnification Agreement is substantially similar to those previously entered into by the Company with its other directors. The Indemnification Agreement provides that the Company will, to the fullest extent permitted by law, indemnify Mr. Prasad (the “Indemnitee”) against all expenses, liability and loss actually incurred in connection with any criminal, civil, administrative or investigative action, suit or proceeding, whether brought by or in the name of the Company or otherwise, to which the Indemnitee is a party by reason of his relationship with the Company. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the Indemnitee in connection with any proceeding covered by the Indemnification Agreement.
     The foregoing description of the Indemnification Agreement is a general description only and is qualified in its entirety by reference to the Form of Indemnification Agreement, which is filed as exhibit 10.31 to the Company’s Form 10-Q/A filed for the period ended September 30, 2004, as filed with the Securities and Exchange Commission (the “SEC”) effective as of December 3, 2004, and incorporated herein by reference
Item 2.01. Completion of Acquisition or Disposition of Assets.
          As previously announced, on August 28, 2006 the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) to acquire, through MP Laboratories (Mauritius) Ltd, its wholly-owned indirect subsidiary, approximately 51.5% of the outstanding share capital of Matrix Laboratories Limited, a publicly traded Indian company (“Matrix”), from Prasad Nimmagadda, Prasad Nimmagadda-Huf, G2 Corporate Services Limited, India Newbridge Coinvestment Limited, India Newbridge Partners FDI Limited, India Newbridge Investments Limited, Maxwell (Mauritius) Pte. Limited and Spandana Foundation at a price of Rs. 306 per share.

As previously disclosed in the Company’s Form 10-Q for the period ended September 30, 2006, as filed with the SEC on November 3, 2006, in conjunction with this planned transaction, on August 26, 2006, the Company entered into a foreign exchange forward contract to purchase Indian rupees with U.S. dollars. The purpose of the forward contract was to mitigate the risk of foreign currency exposure related to the pending transaction. The value of the foreign exchange contract fluctuated depending on the value of the U.S. dollar compared to the Indian rupee. The foreign exchange contract was settled concurrent with our payment of the purchase price for Matrix outstanding share capital upon the two separate closings of the transactions under the Share Purchase Agreement, as described below.
          On January 8, 2007, in accordance with the terms of the Share Purchase Agreement, the Company completed the acquisition of approximately 51.5% of the outstanding share capital of Matrix. As described in Item 5.02 hereof, effective January 8, 2007, Mr. Prasad has been appointed as a member of the Board of Directors and as an officer of the Company. As described in Item 1.01 hereof, Mr. Prasad entered into certain agreements with the Company in connection with his appointment as a member of the Board of Directors and as an officer of the Company.
     Also, in accordance with applicable Indian law, the Company previously commenced an open offer to acquire up to an additional 20% of the outstanding share capital of Matrix (the “Public Offer”) from Matrix’s shareholders (other than the selling shareholders under the Share Purchase Agreement and overseas corporate bodies). As previously disclosed, on December 21, 2006, the Company issued a press release announcing the completion of the Public Offer and its acquisition of 20% of the outstanding share capital of Matrix, at a price of Rs. 306 per share.
     As a result of the two transactions, the Company now owns approximately 71.5% of the outstanding share capital of Matrix.
     On January 8, 2007, the Company and Matrix issued a joint press release announcing the closing of the Matrix acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 5.02. Appointment of Directors and Principal Officers.
     Effective January 8, 2007, the Board of Directors of the Company appointed Mr. Prasad as a member of the Board of Directors. The size of the Company’s Board was increased from nine (9) to ten (10) members in connection with the appointment of Mr. Prasad. Also on January 8, 2007, Mr. Prasad has been appointed as the Head of Global Strategies in the Office of the CEO. Mr. Prasad has been appointed to serve as a member of the Board’s executive committee. Mr. Prasad does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

     As previously disclosed, Mr. Prasad and the Company, along with India Newbridge Investments Limited, India Newbridge Coinvestment Limited, India Newbridge FDI Limited (collectively, the “Newbridge Entities”) and Maxwell (Mauritius) Pte. Ltd. (“Maxwell”) are party to a Shareholders Agreement, dated as of August 28, 2006 (the “Shareholders Agreement”), which became effective, or, in the case of Mr. Prasad, will be effective, upon the closing of the respective previously announced private sales of the Company’s common shares to the Newbridge Entities, Maxwell and Mr. Prasad. The closing of the private sale of the Company’s common shares to the Newbridge entities and Maxwell was completed on January 8, 2007. In connection with the private sale of the Company’s common shares, the Company and Mr. Prasad entered into a Share Purchase Agreement, dated August 28, 2006 (the “Company Share Purchase Agreement”), pursuant to which Mr. Prasad has agreed to acquire from the Company $25 million of the Company’s common stock at a price of $20.85 per share, subject to closing of the Share Purchase Agreement and other customary closing conditions, including certain regulatory approvals under Indian law. On January 8, 2007, Mr. Prasad assigned his rights and obligations under the Company Share Purchase Agreement to his affiliate G2 Corporate Services Limited. The parties anticipate that the completion of the transactions contemplated by the Company Share Purchase Agreement will occur by the end of January 2007. Pending satisfaction of the closing conditions to the transaction, a Rupee-equivalent amount to $25 million, to be used for purchase of the Company shares under the Company Share Purchase Agreement, has been placed by G2 Corporate Services Limited into an escrow account with Citibank branch in Mumbai, pursuant to an escrow agreement among the Company, G2 Corporate Services Limited and Citibank N.A.
     Pursuant to the Shareholders Agreement, the Company has agreed to use its reasonable best efforts to cause Mr. Prasad to be appointed as a member of the Company’s Board and to cause him to be nominated or renominated to the Company Board, so long as he owns at least 599,520 shares of the Company’s common stock. A copy of the Shareholders Agreement has been filed as Exhibit 10.3 to the Company’s Form 10-Q for the period ended September 30, 2006, as filed with the SEC on November 3, 2006, and incorporated herein by reference.
     As stated above in Item 2.01, on January 8, 2007, the Company issued a press release announcing, among other things, the appointment of Mr. Prasad as member of the Company’s Board and as an officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated as of January 8, 2007, by and between the registrant and Prasad Nimmagadda.

10.2	Transition and Succession Agreement dated as of January 8, 2007, by and between the registrant and Prasad Nimmagadda.

99.1	Press release dated January 8, 2007.

SIGNATURE
               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: January 9, 2007	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement dated as of January 8, 2007, by and between the registrant and Prasad Nimmagadda.

10.2	Transition and Succession Agreement dated as of January 8, 2007, by and between the registrant and Prasad Nimmagadda.

99.1	Press release dated January 8, 2007.